Exhibit 10.2
Synopsys, Inc.
Restricted Stock Unit Grant Notice and Award Agreement
(Amended and Restated Equity Incentive Plan)

Synopsys, Inc. (and, only to the extent applicable herein, your current or former employer if different from Synopsys, Inc., the “Company”), pursuant to Section 7(b) of the Company’s Amended and Restated Equity Incentive Plan (the “Plan”), hereby awards to you as Participant a Restricted Stock Unit Award covering the number of restricted stock units (the “Restricted Stock Units”) set forth below (the “Award”). This Award is subject to all of the terms and conditions as set forth in this Restricted Stock Unit Grant Notice and Award Agreement (including any special terms and conditions for your country in the Appendix hereto) (together, the “Agreement”) and the Plan, which is incorporated by reference herein in its entirety. Defined terms not explicitly defined in this Agreement but defined in the Plan shall have the same definitions as in the Plan.

Participant:
ID:
Award Number:
Date of Grant:

[TIME-BASED FORM:
Vesting Commencement Date:
Number of Restricted Stock Units:

[PERFORMANCE-BASED FORM:
Target Number of Performance Restricted Stock Units:
Maximum number of Performance Restricted Stock Units:

Payment for Common Stock:

Vesting Schedule:
Delivery Schedule: The Company shall deliver one share of Common Stock for each Restricted Stock Unit that vests on an applicable vesting date, subject to the provisions of Section 3 below and subject to satisfaction of Tax-Related Items as described in Section 10 below. Each installment of Restricted Stock Units that vests hereunder is intended to constitute a “separate payment” for purposes of U.S. Treasury Regulation Section 1.409A-2(b)(2).
Compensation Recovery: The Restricted Stock Units granted herein are subject to the Compensation Recovery Policy, as may be amended and/or restated from time to time (the “Compensation Recovery Policy”) and any required compensation recovery provisions under applicable laws, rules, regulations or listing standards, in each case, to the extent necessary to comply therewith.

Additional Terms/Acknowledgements: Participant acknowledges receipt of, and understands and agrees to, this Agreement (including any special terms and conditions for your country in the Appendix hereto), the Plan, the related Plan prospectus, the Company’s Insider Trading Policy, as may be amended and/or restated from time to time (the “Insider Trading Policy”), the Company’s Section 16 Officer and Director Trading Procedures, as may be amended and/or restated from time to time (if applicable), and the Compensation Recovery Policy (if applicable). Participant further acknowledges that as of the Date of Grant, the Agreement and the Plan set forth the entire understanding between the Participant and the Company regarding the award of the Restricted Stock Units and the underlying Common Stock and supersede all prior oral and written agreements on that subject with the exception of (i) Awards previously granted and delivered to Participant under the Plan, and (ii) if applicable to Participant, (A)

the terms of any Company change of control severance plan or provisions that are in effect and applicable at the time of a qualifying termination or event and (B) the Compensation Recovery Policy (if applicable).
The terms and conditions of your Award, in addition to those set forth on the first page of this Agreement, are as follows.
1.NUMBER OF RESTRICTED STOCK UNITS AND SHARES OF COMMON STOCK.
(a)The number of Restricted Stock Units subject to your Award and the number of shares of Common Stock deliverable with respect to such Restricted Stock Units may be adjusted from time to time for Capitalization Adjustments as described in Section 9(a) of the Plan. You shall receive no benefit or adjustment to your Award with respect to any cash dividend or other distribution that does not result in a Capitalization Adjustment pursuant to Section 9(a) of the Plan; provided, however, that this sentence shall not apply with respect to any shares of Common Stock that are delivered to you in connection with your Award after such shares have been delivered to you.
(b)Any additional Restricted Stock Units, shares of Common Stock, cash or other property that becomes subject to the Award pursuant to this Section 1 shall be subject, in a manner determined by the Board, to the same forfeiture restrictions, restrictions on transferability, and time and manner of delivery as applicable to the other Restricted Stock Units and Common Stock covered by your Award.
(c)Notwithstanding the provisions of this Section 1, no fractional Restricted Stock Units or rights for fractional shares of Common Stock shall be created pursuant to this Section 1. The Board shall, in its discretion, determine an equivalent benefit for any fractional Restricted Stock Units or fractional shares that might be created by the adjustments referred to in this Section 1.
2.VESTING.
Subject to the limitations contained in this Agreement and the Plan, the Restricted Stock Units shall vest as provided in the vesting schedule set forth above, and subject to your Continuous Service as determined in accordance with Section 11(h) below. Any Restricted Stock Units that have not yet vested shall be forfeited upon the termination of your Continuous Service [INCLUDE ONLY FOR TIME-BASED FORM: ; provided, however, that if such Continuous Service terminates due to your Disability or death, all of the Restricted Stock Units granted hereby will immediately vest in full, on an accelerated basis, at the time of such termination].
3.DISTRIBUTION OF SHARES OF COMMON STOCK.
(a) Subject to the provisions of this Agreement and the Plan, in the event one or more Restricted Stock Units vests, the Company shall deliver to you one (1) share of Common Stock for each Restricted Stock Unit that vests, subject to satisfaction of Tax-Related Items as described in Section 10 below. Except as set forth below, the delivery to you of the appropriate number of shares of Common Stock shall be made on the applicable vesting date or as soon as practicably possible thereafter. The issuance date determined by this paragraph is referred to as the “Issuance Date.” If the Issuance Date falls on a date that is not a business day, delivery shall instead occur on the next following business day. The form of such delivery (e.g., a stock certificate or electronic entry evidencing such shares) shall be determined by the Company.
(b)Notwithstanding the foregoing, if (i) the Issuance Date does not occur (1) during an “open window period” applicable to you, as determined by the Company in accordance with the Company’s Insider Trading Policy, or (2) on a date when you are otherwise permitted to sell shares of Common Stock on an established stock exchange or stock market, and (ii) the Company elects, prior to the Issuance Date, (1) not to satisfy the tax withholding obligations described in Section 10 by withholding shares of Common Stock from the shares otherwise due, on the Issuance Date, to you under this Agreement, and (2) not to permit or require you to enter into an immediate sale commitment with a broker-dealer pursuant to Section 10 of this Agreement (including but not limited to a commitment under a previously established 10b5-1 trading plan in accordance with the Insider Trading Policy), then such shares shall not be delivered on such Issuance Date and shall instead be delivered on the first business day of the next occurring open window period applicable to you or the next business day when you are not prohibited from selling shares of Common Stock in the open public market, but in no event later than the date that is the 15th day of the third calendar month of the year following the year in which the shares of Common Stock under this Agreement are no longer subject to a “substantial risk of forfeiture” within the meaning of Treasury Regulation Section 1.409A-1(d).

4.PAYMENT BY YOU. Subject to Section 10 below, except as otherwise provided herein or under applicable law, you will not be required to make any payment to the Company with respect to your receipt of the Award, vesting of the Restricted Stock Units, or the delivery of the shares of Common Stock underlying the Restricted Stock Units.
5.SECURITIES LAW COMPLIANCE. You may not be issued any Common Stock under your Award unless the shares of Common Stock are either (i) then registered under the Securities Act, or (ii) the Company has determined that such issuance would be exempt from the registration requirements of the Securities Act. Your Award must also comply with other applicable laws and regulations governing the Award, and you shall not receive such Common Stock if the Company determines that such receipt would not be in material compliance with such laws and regulations.
6.RESTRICTIVE LEGENDS. The Common Stock issued under your Award shall be endorsed with appropriate legends, if any, determined by the Company.
7.TRANSFER RESTRICTIONS. Prior to the time that shares of Common Stock are delivered to you, you may not transfer, pledge, sell or otherwise dispose of the shares in respect of your Award. For example, you may not use shares that may be issued in respect of your Restricted Stock Units as security for a loan, nor may you transfer, pledge, sell or otherwise dispose of such shares. This restriction on transfer will lapse upon delivery to you of shares in respect of your vested Restricted Stock Units. Your Award is not transferable, except by will or by the laws of descent and distribution. In the event of divorce, you are encouraged to discuss the proposed treatment of the Restricted Stock Units with the Company prior to finalizing any domestic relations order if you reside in the United States.
8.AWARD NOT A SERVICE CONTRACT. Your Award is not an employment or service contract, and nothing in your Award shall be deemed to create in any way whatsoever any obligation on your part to continue in the service of the Company or any Affiliate, or on the part of the Company or any Affiliate to continue such service. In addition, nothing in your Award shall obligate the Company or any Affiliate, their respective stockholders, boards of directors or employees to continue any relationship that you might have as an Employee or Consultant of the Company or any Affiliate. Finally, your participation in the Plan shall not create a right to employment or service or be interpreted as forming or amending an employment or service contract with the Company, and shall not interfere with the ability of the Company to terminate your employment or service relationship at any time with or without Cause.
9.UNSECURED OBLIGATION. Your Award is unfunded, and even as to any Restricted Stock Units which vest, you shall be considered an unsecured creditor of the Company with respect to the Company’s obligation, if any, to issue Common Stock pursuant to this Agreement. You shall not have voting or any other rights as a stockholder of the Company with respect to the Common Stock acquired pursuant to this Agreement until such Common Stock is issued to you pursuant to Section 3 of this Agreement. Upon such issuance, you will obtain full voting and other rights as a stockholder of the Company with respect to the Common Stock so issued and held by you. Nothing contained in this Agreement, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind or a fiduciary relationship between you and the Company or any other person.
10.WITHHOLDING OBLIGATIONS.
(a)You acknowledge that, regardless of any action the Company takes with respect to any or all income tax, social insurance contributions, payroll tax, fringe benefits tax, payment on account or other tax-related withholding related to your participation in the Plan and legally applicable or deemed applicable to you (“Tax-Related Items”), the ultimate liability for Tax-Related Items is and remains your responsibility and may exceed the amount, if any, actually withheld by the Company. You further acknowledge that the Company (1) makes no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Award or the underlying shares of Common Stock, including the grant, vesting or settlement of the Award, the subsequent sale of shares delivered pursuant thereto and the receipt of any dividends; and (2) does not commit to and is under no obligation to structure the terms of the grant or any aspect of the Award to reduce or eliminate your liability for Tax-Related Items or achieve any particular tax result. Further, if you are or become subject to tax in more than one jurisdiction, you acknowledge that the Company may be required to withhold, account for, and/or otherwise cause you to tender a payment to the Company in the amount of the Tax-Related Items arising in each jurisdiction.
(b)On or before the time you receive a distribution of Common Stock pursuant to your Award, or at any time thereafter as requested by the Company, you hereby agree to make adequate arrangements satisfactory to the Company to satisfy all Tax-Related Items. In this regard, you hereby authorize the Company or its agents, at their discretion, to withhold all applicable Tax-Related Items by one or a combination of the following:

(1) withholding in shares of Common Stock issuable to you upon vesting of the Restricted Stock Units, the number of which shall be determined to comply with appropriate tax laws and as would be otherwise necessary or desirable; (2) withholding from your wages or other cash compensation paid to you by the Company; (3) withholding from the proceeds of the sale of shares of Common Stock acquired upon vesting of the Restricted Stock Units, either through a mandatory sale arranged by the Company (on your behalf pursuant to this authorization without further consent) or a voluntary sale (including permitting or requiring you to enter into an immediate sale commitment with a broker-dealer that is a member of the Financial Industry Regulatory Authority); or (4) any other method of withholding reasonably determined by the Company to the extent required by applicable law or the Plan. Notwithstanding that the Appendix for your country may specify a particular method by which the Company intends to recover the Tax-Related Items from you, the Company reserves the right to recover Tax-Related Items by any of the methods set forth in Section 10 of this Agreement, except that if you are an officer, director or 10% stockholder of the Company, in each case, within the meaning of Section 16 of the Exchange Act and the regulations thereunder, Tax-Related Items shall be recovered by withholding in shares of Common Stock as described in this Section 10(b)(1) above.
(c)The Company may withhold or account for Tax-Related Items by considering statutory withholding rates or other withholding rates, including maximum withholding rates applicable in your jurisdiction. In the event of over-withholding, you may need to seek a refund from the applicable tax authority in your jurisdiction and you will have no entitlement to the Common Stock equivalent. Conversely, in the event of under-withholding, you may be required to pay any additional Tax-Related Items directly to the applicable tax authority in your jurisdiction. If the obligation for the Tax-Related Items is satisfied by withholding in shares of Common Stock, then you will be deemed to have been issued the full number of shares of Common Stock subject to the vested Restricted Stock Units, notwithstanding that a number of the shares are held back solely for the purpose of paying Tax-Related Items. You will have no further rights, title or interests in or to the number of shares of Common Stock that are held back solely for the purpose of paying the Tax-Related Items.
(d)You shall pay to the Company any amount of Tax-Related Items that the Company may be required to withhold as a result of your receipt of the Award and/or the shares issuable pursuant thereto that cannot be satisfied by the means previously described. Unless the tax withholding obligations of the Company are satisfied, the Company shall have no obligation to deliver to you any Common Stock or the proceeds from any sale of the shares of Common Stock.
(e)Finally, in the event the Company’s obligation to withhold arises prior to the delivery to you of Common Stock or it is determined after the delivery of Common Stock to you that the amount of the Company’s withholding obligation was greater than the amount withheld by the Company, you agree to indemnify and hold the Company harmless from any failure by the Company to withhold the proper amount.
11.NATURE OF GRANT. In accepting this Award, you acknowledge, understand and agree that:
(a)the Plan is established voluntarily by the Company, is discretionary in nature, and may be modified, amended, suspended or terminated by the Company as provided in the Plan;
(b)the grant of the Award and any other awards under the Plan is exceptional, voluntary and occasional and does not create any contractual or other right to receive awards, shares or any other benefit or compensation in lieu of future awards, even if awards have been granted in the past;
(c)all decisions with respect to future awards, if any, will be at the sole discretion of the Company;
(d)you are voluntarily participating in the Plan;
(e)the Award and the shares of Common Stock subject to the Award, and the income and value of same, are not intended to replace any pension rights or compensation;
(f)the Award and the shares of Common Stock subject to the Award, and the income and value of same, are not paid in lieu of any normal or expected compensation or salary for purposes of calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, life or accident insurance benefits, pension or retirement benefits or other similar payments;
(g)unless otherwise agreed with the Company, the Award and any shares deliverable thereunder, and the income and value of same, are not granted as consideration for, or in connection with, the service you may provide as a director of an Affiliate of the Company;

(h)for purposes of the Award, your Continuous Service will be considered terminated as of the date determined by the Company in its sole discretion;
(i)the future value of the shares underlying the Award is unknown and cannot be predicted;
(j)should you die owning shares of Common Stock or the Award, such shares or the Award may subject your estate to United States federal estate taxes, even if you are not otherwise subject to United States federal income tax or other United States employment taxes, and you should seek your own tax advice regarding this potential tax;
(k)you disclaim any entitlement to compensation or damages arising from the termination of the Award, including as the result of termination of your Continuous Service with the Company (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you are employed or providing services or the terms of any employment or service agreement) or from application of any compensation recovery policy adopted by the Company or imposed by applicable law, or diminution in value of the shares of Common Stock;
(l)the Plan and this Agreement set forth the entire understanding between you, the Company and any Affiliate regarding the acquisition of the shares of Common Stock and supersede all prior oral and written agreements pertaining to the Award; and
(m)the following provisions apply only if you are providing services outside the United States:
(i)the Award and the shares of Common Stock subject to the Award, and the value and income of same, are extraordinary items that are not part of normal or expected compensation for any purpose; and
(ii)neither the Company nor any Affiliate shall be liable for any foreign exchange rate fluctuation between your local currency and the United States Dollar that may affect the value of the Award or of any amounts due to you pursuant to the vesting of the Award or the subsequent sale of any shares of Common Stock acquired upon vesting.
12.DATA PRIVACY AND DECLARATION OF CONSENT. If you would like to accept the Award and participate in the Plan, you need to review the following information about the processing of personal data by or on behalf of the Company and/or any Affiliate as described in this Notice and Agreement and any other Award materials (the “Personal Data”) and declare your consent. As regards the processing of your Personal Data in connection with the Plan and the Agreement, the Company is the controller of your Personal Data.
(a)     Data Processing and Legal Basis. The Company collects, uses and otherwise processes Personal Data about you for the purposes of allocating shares of Common Stock and implementing, administering and managing the Plan. This Personal Data may include, without limitation, your name, home address and telephone number, email address, date of birth, social security insurance, passport number or other identification number, salary, nationality, job title, any shares or directorships held in the Company, details of all awards or any other entitlement to shares of stock awarded, canceled, settled, vested, unvested or outstanding in your favor. The legal basis for the processing of your Personal Data will be your consent. For California residents, the categories of personal data include sensitive personal information and identifiers, characteristics of protected classifications under California or federal law, professional or employment related information, social security, driver's license, state identification card, or passport number, commercial information, and any personal information that identifies, relates to, describes, or is capable of being associated with a particular individual. The personal information is not sold or shared for cross-context behavioral advertising. The California Consumer Privacy Act Policy is available at https://www.synopsys.com/company/legal/privacy-policy/ccpa.html.
(b)Stock Plan Administration Service Providers. The Company transfers your Personal Data, or parts thereof, to E*TRADE Securities LLC and/or Morgan Stanley Smith Barney LLC (and their affiliated companies), an independent service provider based in the United States which assists the Company with the implementation, administration and management of the Plan. In the future, the Company may select a different service provider and share your Personal Data with such different service provider that serves the Company in a similar manner. The Company’s service provider will open an account for you to receive and trade shares of

Common Stock acquired upon vesting of the Award. You will be asked to agree on separate terms and data processing practices with the service provider, which is a condition of your ability to accept the Award and otherwise participate in the Plan.
(c)     International Data Transfers. The Company and, as of the date hereof, any third parties assisting in the implementation, administration and management of the Plan, such as the Company’s service providers, are based in the United States. If you are located outside the United States, you understand and acknowledge that your country has enacted data privacy laws that are different from the laws of the United States. The Company’s legal basis for the transfer of your Personal Data is your consent.
(d)     Data Retention. The Company will use your Personal Data only as long as is necessary to implement, administer and manage your participation in the Plan, or to comply with legal or regulatory obligations, including under tax and securities laws. In the latter case, the Company’s legal basis for the processing of your Personal Data would be compliance with the relevant laws or regulations or the pursuit by the Company of respective legitimate interests not outweighed by your interests, rights or freedoms. When the Company no longer needs your Personal Data for any of the above purposes, the Company will remove it from its systems.
(e)     Voluntariness and Consequences of Denial/Withdrawal of Consent. Your participation in the Plan and your grant of consent is purely voluntary. You may deny or later withdraw your consent at any time, with future effect and for any or no reason. If you deny or later withdraw your consent, the Company can no longer grant Restricted Stock Units or other awards to you or administer or maintain such awards and you would no longer be able to participate in the Plan. This would, however, not affect your status or salary as an employee or your career. You would merely forfeit the opportunities associated with the Plan.
(f)     Data Subject Rights. Data subject rights regarding the processing of personal data vary depending on the applicable law. Depending on where you are based and subject to the conditions set out in the applicable law, you may have, without limitation, the rights to (i) inquire whether and what kind of Personal Data the Company holds about you and how it is processed, and to access or request copies of such Personal Data, (ii) request the correction or supplementation of Personal Data about you that is inaccurate, incomplete or out-of-date in light of the purposes underlying the processing, or (iii) obtain the erasure of Personal Data no longer necessary for the purposes underlying the processing, processed based on withdrawn consent, processed for legitimate interests that, in the context of your objection, do not prove to be compelling, or processed in non-compliance with applicable legal requirements. In addition, you may, subject to the conditions set out in the applicable law and without limitation, have the rights to (iv) request the Company to restrict the processing of your Personal Data in certain situations where you feel its processing is inappropriate, (v) object, in certain circumstances, to the processing of Personal Data for legitimate interests, and (vi) request portability of your Personal Data that you have actively or passively provided to the Company (which does not include data derived or inferred from the collected data), where the processing of such Personal Data is based on consent or your employment or service contract and is carried out by automated means. In case of concerns, you may also have the right to lodge a complaint with the competent local data protection authority. To receive clarification of, or to exercise any of, your rights you may contact your local human resources representative.

By signing this Notice and Agreement below or, in case this information is presented to you electronically, by clicking the “Accept” or similar button implemented into the relevant web page or platform, you declare, without limitation, your consent to the data processing operations described in this Notice and Agreement. You may withdraw your consent at any time with future effect for any or no reason as described in Section 12(e) above.

13.NOTICES. Any notices provided for in your Award or the Plan shall be given in writing (including in electronic form) to each of the other parties hereto and shall be deemed effectively given on the earlier of (i) the date of personal delivery, including delivery by express courier, (ii) the date that electronic notice is sent by you or Shareholder Services (as applicable), in the case of notices provided by electronic means, or (iii) the date that is five (5) days after deposit in the United States Post Office (whether or not actually received by the addressee), by registered or certified mail with postage and fees prepaid, addressed at the following addresses, or at such other address(es) as a party may designate by ten (10) days’ advance written notice to each of the other parties hereto:
COMPANY:        Synopsys, Inc.
        Shareholder Services
        675 Almanor Avenue
            Sunnyvale, CA 94085
        United States of America

PARTICIPANT:        Your address as on file with the Company at the time notice is given.
14.HEADINGS. The headings of the Sections in this Agreement are inserted for convenience only and shall not be deemed to constitute a part of this Agreement or to affect the meaning of this Agreement.
15.AMENDMENT. This Agreement may be amended solely by the Company by a writing (including an electronic writing) which specifically states that it is amending this Agreement, so long as a copy of such amendment is delivered to you, and provided that no such amendment impairing your rights hereunder may be made without your written consent. Without limiting the foregoing, the Company reserves the right to change, by written notice (including via electronic delivery) to you, the provisions of this Agreement in any way it may deem necessary or advisable to carry out the purpose of the grant as a result of any change in applicable laws or regulations or any future law, regulation, ruling, or judicial decision, provided that any such change shall be applicable only to rights relating to that portion of the Award which is then subject to restrictions as provided herein.
16.MISCELLANEOUS.
(a)The rights and obligations of the Company under your Award shall be transferable by the Company to any one or more persons or entities, and all covenants and agreements hereunder shall inure to the benefit of, and be enforceable by the Company’s successors and assigns.
(b)All obligations of the Company under the Plan and this Agreement shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.
(c)You agree upon request to execute any further documents or instruments necessary or desirable in the sole determination of the Company to carry out the purposes or intent of your Award.
(d)You acknowledge and agree that you have reviewed your Award in its entirety, have had an opportunity to obtain the advice of counsel prior to executing and accepting your Award and fully understand all provisions of your Award.
(e)This Agreement shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.
(f)The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding your participation in the Plan, or your acquisition or sale of the underlying shares of Common Stock. You should consult with your own personal tax, legal and financial advisors regarding your participation in the Plan before taking any action related to the Plan.
(g)If you have received this or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.
(h)The Company reserves the right to impose other requirements on your participation in the Plan, on the Award and on any shares of Common Stock acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative purposes, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
(i)You acknowledge that a waiver by the Company of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by you or any other Participant.

17.GOVERNING PLAN DOCUMENT. Your Award is subject to all the provisions of the Plan, the provisions of which are hereby made a part of your Award, and is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan. In the event of any conflict between the provisions of your Award and those of the Plan, the provisions of the Plan shall control; provided, however, that Section 3 of this Agreement shall govern the timing of any distribution of Common Stock under your Award. The Company shall have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation, and application of the Plan as are consistent therewith and to interpret or revoke any such rules. All actions taken and all interpretations and determinations made by the Board shall be final and binding upon you, the Company, and all other interested persons. No member of the Board shall be personally liable for any action, determination, or interpretation made in good faith with respect to the Plan or this Agreement.
18.APPENDIX. Notwithstanding any provisions in this Agreement, the Award shall be subject to the additional terms and conditions set forth in the Appendix to this Agreement for jurisdictions in which you are subject to the applicable laws. Moreover, if you relocate to one of the countries included in the Appendix or otherwise become subject to the laws of such jurisdiction, the additional terms and conditions for such country will apply to you, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative purposes. The Appendix constitutes part of this Agreement.
19.EFFECT ON OTHER EMPLOYEE BENEFIT PLANS. The value of the Award subject to this Agreement shall not be included as compensation, earnings, salaries, or other similar terms used when calculating benefits under any employee benefit plan sponsored by the Company or any Affiliate.
20.CHOICE OF LAW AND VENUE. The interpretation, performance and enforcement of this Agreement shall be governed by the law of the state of Delaware without regard to such state’s conflicts of laws rules. For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by this Award or the Agreement, the parties hereby submit to and consent to the sole and exclusive jurisdiction of the courts of the State of California and agree that such litigation shall be conducted only in the courts of Santa Clara County, California, or the federal courts for the United States for the Northern District of California.
21.SEVERABILITY. If all or any part of this Agreement or the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not invalidate any portion of this Agreement or the Plan not declared to be unlawful or invalid. Any section of this Agreement (or part of such a section) so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such section or part of a section to the fullest extent possible while remaining lawful and valid.
22.OTHER DOCUMENTS. You hereby acknowledge receipt of, or the right to receive, a document providing the information (such as public filings) required by Rule 428(b)(1) promulgated under the Securities Act.
23.ELECTRONIC DELIVERY AND ACCEPTANCE. The Company may, in its sole discretion, decide to deliver any documents related to the Award granted hereunder or to participation in the Plan (or future restricted stock units or other Awards that may be granted under the Plan) by electronic means (including by filing documents publicly with at www.sec.gov or any successor website thereto) or to request your consent to participate in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and, if requested, agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company. Electronic delivery may include the delivery of a link to a Company intranet or the internet site of a third party involved in administering the Plan, the delivery of the document via e-mail or such other delivery determined at the Company’s discretion. You acknowledge that you may receive from the Company a paper copy of any documents delivered electronically at no cost if you contact the Company by telephone, through a postal service or electronic mail. You further acknowledge that you will be provided with a paper copy of any documents delivered electronically if electronic delivery fails; similarly, you understand that you must provide on request to the Company or any designated third party a paper copy of any documents delivered electronically if electronic delivery fails. Also, you understand that your consent may be revoked or changed, including any change in the electronic mail address to which documents are delivered (if you have provided an electronic mail address), at any time by notifying the Company of such revised or revoked consent by telephone, postal service or electronic mail.
24.INSIDER TRADING RESTRICTIONS/MARKET ABUSE LAWS. You acknowledge that you may be subject to insider trading restrictions and/or market abuse laws in applicable jurisdictions, which may affect your ability to, directly or indirectly, acquire or sell or attempt to sell the shares of Common Stock or rights to shares acquired under the Plan during such times as you are considered to have “inside information” regarding the Company (as defined by the laws in the applicable jurisdiction). Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under the Company’s Insider Trading Policy.

You acknowledge that it is your responsibility to comply with any applicable restrictions, and you should speak to your personal advisor on this matter.
25.FOREIGN ASSET/ACCOUNT REPORTING, EXCHANGE CONTROL AND TAX REQUIREMENTS. You acknowledge that there may be certain foreign asset and/or account reporting requirements and exchange controls which may affect your ability to acquire or hold shares of Common Stock acquired under the Plan or cash received from participating in the Plan (including from any dividends paid on shares of Common Stock acquired under the Plan) in a brokerage or bank account outside your country. You may be required to report such accounts, assets or transactions to the tax or other authorities in your country. You also may be required to repatriate sale proceeds or other funds received as a result of your participation in the Plan to your country through a designated bank or broker within a certain time after receipt. In addition, you may be subject to tax payment and/or reporting obligations in connection with any income realized under the Plan and/or from the sale of shares of Common Stock. You acknowledge that it is your responsibility to be compliant with all such requirements, and you are advised to consult your personal legal, tax and/or financial advisors, as applicable, to ensure your compliance.
* * * * *

Your signature below or online acceptance (where permitted) indicates that you have read this Agreement (including any special terms and conditions for your country in the Appendix) and agree to be bound by the terms and conditions of the Plan and this Agreement.

SYNOPSYS, INC.	PARTICIPANT

By: ___________________________	By:____________________________

Title: _________________________	Name:__________________________
Date:__________________________	Date:___________________________